Exhibit 5.2

Law Offices

Silver, Freedman, Taff & Tiernan LLP

A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

(202) 295-4500

WWW.SFTTLAW.COM

May 21, 2014

Banc of California, Inc.

18500 Von Karman Avenue, Suite 1100

Irvine, California 92612

Ladies and Gentlemen:

We have acted as special Maryland counsel to Banc of California, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of 1,380,000 tangible equity units (the “Tangible Equity Units”). The Tangible Equity Units are being sold pursuant to the Purchase Agreement, dated as of May 15, 2014 (the “Purchase Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Each Tangible Equity Unit consists of (1) a pre-paid stock purchase contract (each, a “Purchase Contract”) to be issued pursuant to the Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of May 21, 2014, by and among the Company, U.S. Bank National Association, as purchase contract agent (the “Purchase Contract Agent”), and the Trustee (as defined below), under which the holder has purchased and the Company will agree to automatically deliver on May 15, 2017, subject to early settlement of such Purchase Contract pursuant to the provisions of the Purchase Contract Agreement, a number of shares of the Company’s voting common stock, par value $0.01 per share (the “Common Stock”), as determined pursuant to the terms of the Purchase Contract and the Purchase Contract Agreement and (2) a junior subordinated amortizing note with a scheduled final installment payment date of May 15, 2017 (each, an “Amortizing Note”), to be issued pursuant to the Indenture, dated as of May 21, 2014 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by that First Supplemental Indenture, dated as of May 21, 2014, between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”). The Tangible Equity Units, Purchase Contracts and Amortizing Notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”), which became effective on February 12, 2014 (File No. 333-192518) (the “Registration Statement”), including a base prospectus dated February 12, 2014 (the “Base Prospectus”) and a prospectus supplement relating to the Tangible Equity Units dated May 15, 2014 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Purchase Agreement, the Purchase Contract Agreement, the Indenture, the form of Tangible Equity Unit, the form of Purchase Contract, the form of Amortizing Note, the Registration Statement, the Prospectus, the Company’s charter and bylaws, resolutions of the Company’s Board of Directors and committees thereof, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We have further assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and have additionally assumed that all agreements are valid and binding agreements of all parties to such

Banc of California, Inc.

May 21, 2014

agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Each of the Tangible Equity Units, the Purchase Contracts and the Amortizing Notes has been duly authorized by the Company.

2. The shares of Common Stock initially issuable upon settlement of the Purchase Contracts have been duly authorized by the Company and, when issued upon settlement of the Purchase Contracts in accordance with the terms of the Purchase Contracts and the Purchase Contracts Agreement, will be validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on May 21, 2014, and to the reference to our name under the heading “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP